Exhibit 99.1
FactSet Research Systems Inc.
601 Merritt 7
Norwalk, Connecticut 06851
203.810.1000 / 203.810.1001 Fax

News Release

FOR IMMEDIATE RELEASE

FactSet Research Systems Reports Results for the First Quarter of Fiscal 2013
•	ASV up 7% organically year over year
•	Diluted EPS rose 12% to $1.11

NORWALK, Conn., December 18, 2012 - FactSet Research Systems Inc. (NYSE:FDS) (NASDAQ:FDS), a leading provider of integrated financial information and analytical applications to the global investment community, today announced its results for the first quarter of fiscal 2013.

GAAP Results
For the quarter ended November 30, 2012 revenues increased to $211.1 million, up 7.5% compared to the prior year. Included in this total was $2.7 million of revenue from StreetAccount. Operating income for the first quarter rose to $71.1 million from $66.8 million in the same period of fiscal 2012. Net income advanced 9.3% to $49.8 million compared to $45.5 million a year ago. Diluted earnings per share increased 12.1% to $1.11, up from $0.99 in the same period of fiscal 2012. The acquisition of StreetAccount in June 2012 did not have an impact on FactSet’s fiscal 2013 first quarter diluted earnings per share.

Consolidated Statements of Income

(Condensed and Unaudited)	Three Months Ended November 30,
(In thousands, except per share data)	2012	2011	Change
Revenues	$211,085	$196,448	7.5%
Operating income	71,085	66,753	6.5%
Provision for income taxes	21,744	21,486	1.2%
Net income	$49,769	$45,544	9.3%
Diluted earnings per share	$1.11	$0.99	12.1%
Diluted weighted average shares	44,984	46,103

Philip A. Hadley, Chairman and CEO said, “Against the backdrop of a difficult selling environment, particularly for the sell-side, FactSet again delivered double-digit EPS growth. We continued our long track record of reinvesting back into the Company to position FactSet to be even stronger as I look ahead.”

Annual Subscription Value (“ASV”)
ASV advanced $5.0 million organically during the quarter. ASV totaled $847 million at November 30, 2012, up 7.0% organically over the prior year. Of this total, 81% is derived from buy-side clients and the remainder is from the sell-side firms who perform M&A advisory work and equity research. ASV at any given point in time represents the forward-looking revenues for the next 12 months from all services currently being supplied to clients.

Financial Highlights – First Quarter of Fiscal 2013
•	ASV from U.S. operations was $578 million and $269 million was related to international operations.
•	U.S. revenues were $143.9 million, up 7.0% from the year ago quarter.
•	Non-U.S. revenues rose 8.3% to $67.2 million as compared to the same period in fiscal 2012.
•	Operating margin was 33.7% for the quarter, down 40 basis points due to the acquisition of StreetAccount.
•	Quarterly free cash flow was $44.5 million.
•	Cash and investments totaled $225.2 million at November 30, 2012.
•	The effective tax rate for the first quarter was 30.4% as compared to 32.1% a year ago.

Operational Highlights – First Quarter of Fiscal 2013
•	Client count was 2,401 at November 30th, a net increase of 9 clients and the 12th consecutive quarter of net client growth.
•	Annual client retention was greater than 95% of ASV and 92% when expressed as a percentage of clients.
•	Users increased by 105 over the past three months and totaled 49,605 professionals at November 30th. Additions from buy-side clients were partially offset by a decline from the sell-side.
•	Employee count was 6,020 at November 30th, up 10% over last year and an increase of 285 employees in the first quarter.
•	Capital expenditures were $6.1 million.
•	A regular quarterly dividend of $13.7 million or $0.31 per share was paid on December 18, 2012 to common stockholders of record as of November 30, 2012.
•	The Company repurchased 270,000 shares for $25.4 million during the first quarter. At November 30, 2012, $164.3 million remains authorized for future repurchases.
•	Common shares outstanding were 44.3 million at November 30, 2012.

Business Outlook
The following forward-looking statements reflect FactSet’s expectations as of December 18, 2012. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. The Company does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Second Quarter Fiscal 2013 Expectations
•	Revenues are expected to range between $212 million and $215 million.
•	Operating margin is expected to range between 33.5% and 34.0%.
•	The effective tax rate is expected to range between 31.5% and 32.5%.
•	GAAP diluted EPS should range between $1.11 and $1.13, the midpoint of the range represents 10% growth over last year’s second quarter.

Conference Call
The Company will host a conference call today, December 18, 2012, at 11:00 a.m. (EST) to review the first quarter fiscal 2013 earnings release. To listen, please visit the investor relations section of the Company’s website at www.factset.com.

Forward-looking Statements
This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company's strategy for growth, product development, market position, subscriptions, expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like "expected," "anticipates," "plans," "intends," "projects," "should," "indicates," "continues," "subscriptions" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the current status of the global economy; the ability to integrate newly acquired companies and businesses; the stability of global securities markets; the ability to hire qualified personnel; the maintenance of the Company's leading technological position; the impact of global market trends on the Company's revenue growth rate and future results of operations; the negotiation of contract terms with corporate vendors, data suppliers and potential landlords; the retention of key clients; the successful resolution of ongoing audits by tax authorities; the continued employment of key personnel; the absence of U.S. or foreign governmental regulation restricting international business; and the sustainability of historical levels of profitability and growth rates in cash flow generation.

About Non-GAAP Financial Measures
Financial measures in accordance with generally accepted accounting principles (“GAAP”) including diluted earnings per share have been adjusted to report non-GAAP financial measures. These measures exclude stock-based compensation expense and amortization of intangible assets. FactSet uses these non-GAAP financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the businesses. The Company believes that these financial measures and the information they provide are useful to investors because it permits investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these non-GAAP financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see page 8 of this release.

About Non-GAAP Free Cash Flow
The GAAP financial measure, cash flows provided by operating activities, has been adjusted to report non-GAAP free cash flow that includes the cash cost for taxes and changes in working capital, less capital expenditures. Included in the just completed first quarter was $50.6 million of net cash provided by operations and $6.1 million of capital expenditures. The presentation of free cash flow is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. FactSet uses this financial measure, both in presenting its results to stockholders and the investment community, and in the Company’s internal evaluation and management of the businesses. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.

About FactSet
FactSet, a leading provider of financial information and analytics, helps the world’s best investment professionals outperform.  More than 49,600 users stay ahead of global market trends, access extensive company and industry intelligence, and monitor performance with FactSet’s desktop analytics, mobile applications, and comprehensive data feeds. The Company was named the 2012 Best Research Provider at the Inside Market Data and Inside Reference Data Awards and has been included in FORTUNE's Top 100 Best Companies to Work For, the United Kingdom’s Great Places to Work and France’s Best Workplaces. FactSet is listed on the New York Stock Exchange and NASDAQ (NYSE:FDS) (NASDAQ:FDS). Learn more at www.factset.com, and follow us on Twitter: www.twitter.com/factset.

FactSet Research Systems Inc.
Consolidated Statements of Income - Unaudited

	Three Months Ended November 30,
(In thousands, except per share data)	2012	2011

Revenues	$211,085	$196,448

Operating expenses
Cost of services	73,586	66,833
Selling, general and administrative	66,414	62,862
Total operating expenses	140,000	129,695

Operating income	71,085	66,753
Other income	428	277
Income before income taxes	71,513	67,030

Provision for income taxes	21,744	21,486
Net income	$49,769	$45,544

Diluted earnings per common share	$1.11	$0.99

Diluted weighted average common shares	44,984	46,103

FactSet Research Systems Inc.
Consolidated Statements of Comprehensive Income – Unaudited

	Three Months Ended November 30,
(In thousands)	2012	2011
Net income	$49,769	$45,544
Other comprehensive income (loss), net of tax
Net unrealized gain (loss) on cash flow hedges	1,287	(2,116)
Foreign currency translation adjustments	3,074	(11,648)
Other comprehensive income (loss)	4,361	(13,764)
Comprehensive income	$54,130	$31,780

FactSet Research Systems Inc.
Consolidated Balance Sheets - Unaudited

(In thousands)	November 30, 2012	August 31, 2012

ASSETS
Cash and cash equivalents	$210,712	$189,044
Investments	14,527	13,919
Accounts receivable, net of reserves	78,895	74,251
Prepaid taxes	-	2,485
Deferred taxes	4,357	5,085
Prepaid expenses and other current assets	11,555	14,341
Total current assets	320,046	299,125
Property, equipment, and leasehold improvements, net	75,521	76,530
Goodwill	246,734	245,791
Intangible assets, net	41,854	43,371
Deferred taxes	22,064	23,113
Other assets	5,637	6,213
TOTAL ASSETS	$711,856	$694,143

LIABILITIES
Accounts payable and accrued expenses	$28,538	$27,680
Accrued compensation	14,934	41,274
Deferred fees	30,893	30,495
Taxes payable	7,222	-
Dividends payable	13,746	13,727
Total current liabilities	95,333	113,176
Deferred taxes	2,582	2,593
Taxes payable	5,699	5,464
Deferred rent and other non-current liabilities	21,729	20,646
TOTAL LIABILITIES	$125,343	$141,879

STOCKHOLDERS’ EQUITY
Common stock	$460	$456
Additional paid-in capital	159,672	137,569
Treasury stock, at cost	(150,990)	(122,749)
Retained earnings	595,736	559,714
Accumulated other comprehensive loss	(18,365)	(22,726)
TOTAL STOCKHOLDERS’ EQUITY	586,513	552,264
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$711,856	$694,143

FactSet Research Systems Inc.
Consolidated Statements of Cash Flows - Unaudited

(In thousands)	Three Months Ended November 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$49,769	$45,544
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	8,917	8,403
Stock-based compensation expense	5,203	5,880
Deferred income taxes	1,766	57
Gain on sale of assets	(2)	(1)
Tax benefits from share-based payment arrangements	(4,032)	(3,178)
Changes in assets and liabilities
Accounts receivable, net of reserves	(4,655)	10,171
Accounts payable and accrued expenses	2,851	2,839
Accrued compensation	(26,501)	(24,523)
Deferred fees	410	(1,279)
Taxes payable, net of prepaid taxes	13,709	10,979
Prepaid expenses and other assets	2,613	539
Deferred rent and other non-current liabilities	997	(611)
Other working capital accounts, net	(409)	(66)
Net cash provided by operating activities	50,636	54,754

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investments	(7,795)	(15,000)
Proceeds from sales of investments	7,500	-
Purchases of property, equipment and leasehold improvements, net of proceeds from dispositions	(6,097)	(6,054)
Net cash used in investing activities	(6,392)	(21,054)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(13,631)	(12,084)
Repurchase of common stock	(28,241)	(14,732)
Proceeds from employee stock plans	13,102	7,420
Tax benefits from share-based payment arrangements	4,032	3,178
Net cash used in financing activities	(24,738)	(16,218)

Effect of exchange rate changes on cash and cash equivalents	2,162	(5,413)

Net increase in cash and cash equivalents	21,668	12,069

Cash and cash equivalents at beginning of period	189,044	181,685
Cash and cash equivalents at end of period	$210,712	$193,754

Non-GAAP Financial Measures
Financial measures in accordance with GAAP including diluted earnings per share have been adjusted to report non-GAAP financial measures. FactSet uses these non-GAAP financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and Company believes that these financial measures and the information they provide are useful to investors because it permits investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Non-GAAP measures may also facilitate comparisons to FactSet’s historical performance.

	Three Months Ended November 30,
(Unaudited)	2012	2011	Change

GAAP Diluted earnings per common share	$1.11	$0.99
Stock-based compensation, net of tax (a)	0.08	0.09
Amortization of intangible assets from acquisitions, net of tax (a)	0.03	0.03
Non-GAAP diluted earnings per share (b)	$1.22	$1.10	11%

(a)
For the purposes of calculating non-GAAP diluted earnings per share above, stock-based compensation expense and amortization of intangible assets are taxed at the effective tax rates. For the three months ended November 30, 2012, the effective tax rate was 30.4%. For the three months ended November 30, 2011, the effective tax rate was 32.1%.

(b)	The sum of the diluted earnings per share may not equal the totals above due to rounding.